Exhibit 10.2

SHAREHOLDERS’ AGREEMENT

DATED SEPTEMBER 24, 2026

between

THE ELMET GROUP CO.

as the Investor and

MASAN HORIZON COMPANY LIMITED

as the Major Shareholder

i

ii

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is entered into on September 24, 2026 by and between:

(A)	THE ELMET GROUP CO.

Registered Address:	280 Fore St., Suite 301, Portland, Maine 04101
Jurisdiction of incorporation:	Delaware

(The Elmet Group Co., together with its Permitted Transferees, shall be referred to hereinafter as the “Investor”).

and

(B)	MASAN HORIZON COMPANY LIMITED

Registered Address:	23 Le Duan, Sai Gon Ward, Ho Chi Minh City, Vietnam
Enterprise code:	0309966871
Jurisdiction of incorporation:	Vietnam

(Masan Horizon Company Limited, together with its Permitted Transferees, shall be referred to hereinafter as the “Major Shareholder”).

(The Investor and the Major Shareholder shall be collectively referred to hereinafter as the “Parties” and each individually as a “Party”).

RECITALS

(A)	Masan High-Tech Materials Corporation, enterprise code 0309966889 (the “Company”), is a public company incorporated in Vietnam whose ordinary shares (“Shares”) are registered for trading on the UPCoM under the trading code MSR.

(B)	The Major Shareholder is the Controlling shareholder of the Company.

(C)	Pursuant to the share purchase agreement between the Major Shareholder and the Investor dated on or about the date of this Agreement (the “SPA”), the Major Shareholder has agreed to sell, and the Investor has agreed to purchase, the Sale Shares.

(D)	Elmet Technologies LLC, an Affiliate of the Investor, and Masan Tungsten Limited Liability Company, a company incorporated in Vietnam (“MTC”) having the enterprise code 4601163743, are to enter into the Commercial Agreements at Closing.

(E)	The Parties are entering into this Agreement for the purpose of recording the terms and conditions regulating their relationship as shareholders of the Company and their mutual rights and obligations.

NOW, THEREFORE, in consideration of the representations, warranties, mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties, intending to be legally bound, hereby agree as follows:

Article 1. DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions

In this Agreement, capitalised terms defined in the SPA have the meanings given to them in the SPA unless otherwise defined below, and the following words and expressions have the following meanings:

“Adherence Agreement” means an adherence agreement substantially in the form set out in Schedule 1.

“Affiliate” means, with respect to a Person, any other Person Controlling, Controlled by, or under common Control with the first Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bismuth Negotiation Exclusivity Period” has the meaning set forth in Section 9.02.

“Block Trade” means a sale of Shares, arranged, managed and executed by one or more licensed securities companies, investment banks or other financial institutions duly authorised to act as underwriter, arranger or placement agent for such sale, representing at least ten percent (10%) of the total issued and outstanding Shares.

“BOD” means the board of directors of the Company, as constituted from time to time.

“Closing” means Closing under the SPA, and “Closing Date” means the Closing Date under the SPA.

“Company” has the meaning set forth in Recital (A).

“Company Charter” means the charter of the Company, as amended from time to time.

“Confidential Information” has the meaning set forth in Section 14.04(a).

“Down Round” means an issue of New Securities for cash consideration at a price per Share lower than the Purchase Price per Share, provided that the Purchase Price per Share shall be equitably adjusted to reflect any share split, share dividend, subdivision, combination, reclassification, recapitalization or other similar event affecting the number or denomination of Shares, and any cash dividend or other distribution to shareholders, in each case occurring after the date on which the Purchase Price per Share was originally determined, in each case to the extent necessary to preserve the economic equivalence of the original Purchase Price per Share for purposes of this comparison.

“Equity Securities” means the Shares and any other securities of the Company carrying a right, option or warrant to subscribe for, convert into or otherwise acquire Shares.

“Financial Year” means the financial year of the Company, ending on 31 December in each year.

“Investor” has the meaning set forth in the preamble to this Agreement.

“Investor Nominee” has the meaning set forth in Section 2.01(a).

“Investor Rights” has the meaning set forth in Section 11.04(a).

“Investor Shares” means the Sale Shares acquired by the Investor from the Major Shareholder pursuant to the SPA, together with any Equity Securities issued, distributed or otherwise arising in respect of, in exchange for, or in substitution for such Sale Shares (including, without limitation, by way of share dividend, bonus issue, stock split, subdivision, consolidation, conversion, exchange, recapitalisation or other similar corporate action), in each case held by the Investor or its Permitted Transferees from time to time; provided that, for the avoidance of doubt, “Investor Shares” shall not include any Equity Securities acquired by the Investor or any Permitted Transferee through purchases on the open market or otherwise from any person other than the Major Shareholder, except to the extent such Equity Securities are issued or distributed pursuant to a corporate action of the type described above in respect of the Sale Shares.

“Law on Securities” means Law No. 54/2019/QH14 (National Assembly, November 26, 2019), as amended from time to time.

“Lock-up Period” has the meaning set forth in Section 4.01(a).

“Major Shareholder” has the meaning set forth in the preamble to this Agreement.

“Match Acceptance Date” has the meaning set forth in Section 5.01(e).

“Match Completion Date” has the meaning set forth in Section 5.01(e).

“Match Notice” has the meaning set forth in Section 5.01(c).

“Match Period” has the meaning set forth in Section 5.01(c).

“MNPI” means information that constitutes inside information within the meaning of Article 4.44 of the Law on Securities, or material non-public information within the meaning of the securities laws of the United States.

“MTC” has the meaning set forth in Recital (D).

“New Issuance Acceptance Notice” has the meaning set forth in Section 6.03(c).

“New Issuance Notice” has the meaning set forth in Section 6.03(a).

“New Issuance Offer Period” has the meaning set forth in Section 6.03(b).

“New Securities” means any Equity Securities, or any debt securities convertible into Equity Securities, proposed to be issued by the Company.

“Observer” has the meaning set forth in Section 2.01(b).

“Observer Rights” has the meaning set forth in Section 2.01(b).

“Offtake Rights Committee” has the meaning set forth in Section 8.01(a).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means, in respect of a Party, any Affiliate of that Party which has first delivered a duly executed Adherence Agreement, provided that the transferring Party shall procure that if that Affiliate at any time ceases to be an Affiliate of that Party, it shall first Transfer all of its Equity Securities back to that Party or to another Permitted Transferee of that Party.

“Pre-emption Right” has the meaning set forth in Section 6.01(a).

“Relevant Percentage” means, in respect of a Party at any time, the number of Shares held by that Party and its Permitted Transferees expressed as a percentage of the total issued and outstanding Shares at that time.

“Restricted Entity” means any Restricted Person and any Person that is located, organised, incorporated or principally based in, or is a national, citizen or resident of, or is Controlled by any Person from such jurisdiction as the Parties may agree in writing.

“Restricted Person” means any Person that, in relation to a Sanctioned Jurisdiction, is (a) organised, incorporated, located or principally based in a Sanctioned Jurisdiction; (b) a national, citizen or resident of a Sanctioned Jurisdiction; (c) the government, or any agency or instrumentality of the government, of a Sanctioned Jurisdiction; (d) listed on, or thirty-five percent (35%) or more owned, directly or indirectly, individually or in the aggregate, or otherwise Controlled by, one or more Persons listed on, any Sanctions List; or (e) acting for or on behalf of any of the foregoing.

“Restricted Transaction” means (a) any transaction, other than a Block Trade, negotiated by the Company or the Major Shareholder with a Restricted Entity that would result in a Restricted Entity holding at least ten percent (10%) of the issued and outstanding Shares (a “Strategic Trade”); or (b) any proposed Block Trade by the Major Shareholder to a Restricted Entity that would result in a Restricted Entity holding at least ten percent (10%) of the issued and outstanding Shares, in the case of paragraph (b) only if that transaction is proposed to occur before the Uplisting and while the Investor remains subject to the Lock-up Period. Paragraphs (a) and (b) are mutually exclusive, and no transaction shall be both a Strategic Trade and a Block Trade for the purposes of this Agreement.

“Restricted Transaction Notice” has the meaning set forth in Section 5.01(b).

“Retention Threshold” means the Investor and its Permitted Transferees holding, in aggregate, Investor Shares representing at least eighty percent (80%) of the number of Sale Shares acquired by the Investor from the Major Shareholder pursuant to the SPA, as that number may be adjusted to reflect any share dividend, bonus issue, stock split, subdivision, consolidation, conversion, exchange, recapitalisation or other similar corporate action affecting the Shares after the Closing Date.

“Rules” has the meaning set forth in Section 14.09(a).

“Sanctioned Jurisdiction” means any country or territory that is the subject of comprehensive country-wide or territory-wide economic or trade sanctions administered or enforced by the United States (including OFAC), the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Sanctions List” means the U.S. Department of the Treasury’s Office of Foreign Assets Control Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List and Entity List, and any equivalent restricted-party or denied-party list maintained by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, in each case as amended from time to time.

“Shares” has the meaning set forth in Recital (A).

“SPA” has the meaning set forth in Recital (C).

“Strategic Arrangement” has the meaning set forth in Section 9.03(a).

“Strategic Trade” has the meaning set forth in the definition of Restricted Transaction.

“Transfer” means, in respect of any Equity Securities, to sell, assign, transfer, dispose of, pledge, charge, encumber or otherwise deal with, whether directly or indirectly and whether in a single transaction or a series of transactions, the legal or beneficial ownership of, or any interest in, those Equity Securities, and “Transferred” and “Transferee” have the correlative meanings.

“Tribunal” has the meaning set forth in Section 14.09(b).

“Trigger Date” has the meaning set forth in Section 9.01(a).

“Uplisting” means the migration of the Shares from trading on UPCoM to listing on the Ho Chi Minh Stock Exchange.

Section 1.02 Interpretation

(a) Section 1.02 of the SPA (Interpretation) applies to this Agreement as if set out in full in this Agreement, with references to “this Agreement” being references to this Agreement.

(b) References to a “Section”, “Article” or “Schedule” are to a section, article or schedule of this Agreement unless otherwise stated.

(c) Where this Agreement provides that the Major Shareholder shall procure, or cause, any act or omission of the Company, that obligation is an obligation of the Major Shareholder, so far as it is legally able, to exercise the voting and other rights and powers available to it as a shareholder of the Company to procure that act or omission, and is in each case subject to Section 14.15.

(d) The requirement that the Major Shareholder shall provide all necessary or reasonable efforts for any given matter shall mean using all reasonable means and taking all actions within its power and control, including (without limitation) exercising all voting rights, shareholder rights and other rights and powers available to it as shareholder of the Company, signing any document and doing any act or thing reasonably required to achieve the matter in question, in each case subject to Section 14.15.

Article 2. GOVERNANCE AND MANAGEMENT

Section 2.01 Director Nominated by the Investor

(a) For so long as the Retention Threshold is satisfied, this Agreement remains in full force and effect and the Investor is not in material breach of this Agreement, provided that no such material breach shall be deemed to exist for the purposes of this Section 2.01 to the extent that such breach is capable of being cured and the applicable cure period set forth in Section 2.01(d) has not expired, the Investor shall be entitled to nominate one (1) individual (the “Investor Nominee”) for appointment to the BOD, and the Major Shareholder shall make all reasonable efforts, including voting in favour of any resolution appointing the Investor Nominee as a member of the BOD, to ensure that the Investor Nominee is appointed to the BOD at the first annual general meeting of shareholders of the Company held after the Closing Date, or at any other general meeting of shareholders of the Company held before that annual general meeting, provided that the Investor Nominee satisfies the requirements for members of the BOD under the Company Charter and applicable Law.

(b) For the period commencing on the Closing Date and ending on the date on which the Investor Nominee is appointed to the BOD in accordance with Section 2.01(a), the Major Shareholder shall procure that the Company permits the Investor Nominee or another individual designated by the Investor (the “Observer”) to attend all meetings of the BOD, whether in person, by telephone or otherwise, in an observer capacity, and shall provide to the Observer, concurrently with the members of the BOD and in the same manner, notice of each such meeting and a copy of all materials provided to those members (the “Observer Rights”). The Observer shall have authority to act only as a non-voting observer, shall have no power to vote on any matter within the authority of the BOD and shall not have the power or authority, as agent, attorney-in-fact or otherwise, to vote Shares, to grant waivers, approvals or consents, to enter into or amend agreements, to accept notices or legal process, or otherwise to represent or act on behalf of the Company in any legally binding manner. The Investor shall procure that the Observer uses any information and materials received in that capacity solely for the purpose of reporting to the Investor.

(c) The Investor shall be entitled to substitute any incumbent Investor Nominee by nominating a substitute Investor Nominee for appointment to the BOD in accordance with the Company Charter and applicable Law, and Sections 2.01(a) and 2.01(f) shall apply to any substitute Investor Nominee mutatis mutandis.

(d) Upon the Retention Threshold ceasing to be satisfied, upon this Agreement ceasing to be in full force and effect, or upon the Investor being in material breach of this Agreement which is not remedied within thirty (30) Business Days of written notice by the Major Shareholder of such breach (or, if a longer cure period is expressly provided under such notice, within such longer period), the Investor shall, at the Major Shareholder’s request, procure that the Investor Nominee immediately resigns as a member of the BOD, and the Investor’s rights under this Section 2.01 shall terminate. If the Investor fails to procure such resignation within five (5) Business Days of the Major Shareholder’s request, the Major Shareholder shall be entitled to take all actions necessary or desirable to remove the Investor Nominee from the BOD, including exercising any voting rights, executing any shareholder resolutions, or taking any other corporate action required under applicable law or the constitutional documents of the Company to give effect to such removal.

(e) Notwithstanding Section 2.01(d), the Parties agree that if the Retention Threshold ceases to be satisfied but the Investor and its Permitted Transferees continue to hold, in aggregate, Investor Shares representing at least fifty percent (50%) of the number of Sale Shares originally acquired by the Investor from the Major Shareholder pursuant to the SPA, the Investor shall remain entitled to designate one individual as Observer and exercise the Observer Rights, provided that the Investor is not in material breach of this Agreement which is not remedied within thirty (30) Business Days of written notice by the Major Shareholder setting forth the nature of such breach. During any period in which the Investor is in material breach of this Agreement and such breach has not been remedied, the Observer shall not be entitled to receive or have access to any information, materials or notices in relation to such material breach or any action taken or proposed to be taken by the Major Shareholder or the Company in connection therewith. The Observer shall have no vote, shall be subject to the same limitations and obligations as an Observer under Section 2.01(b), and shall, before attending any meeting, give a confidentiality undertaking and comply with the same conflicts of interest arrangements as apply to members of the BOD.

(f) The Major Shareholder shall procure that the Investor Nominee benefits from the same indemnification and protections, and is covered by the same directors’ and officers’ liability insurance, as the other members of the BOD.

(g) The Investor acknowledges that the Investor Nominee owes duties to the Company under applicable Law and the Company Charter, and that nothing in this Agreement requires the Investor Nominee to act, or to refrain from acting, in a manner inconsistent with those duties.

Article 3. DIVIDEND POLICY

Section 3.01 Dividend Policy

(a) The Investor is entitled to all dividends and other distributions (in cash or in kind) declared, paid or made by the Company in respect of the Investor Shares on or after the Settlement Date (in the case of a Put-Through Transaction) or the Closing Date (in the case of an Off-band Transaction), each as defined in the SPA, in accordance with the Investor’s percentage shareholding in the Company, and is not entitled to any dividend or distribution declared before such applicable date. The Parties acknowledge that the Investor shall not participate in the interim dividend for the 2026 financial year declared by the Company, the record date for which is 17 September 2026. For each of the three (3) Financial Years following the Financial Year in which the Closing Date falls, the Major Shareholder shall procure that the Company targets a dividend payout ratio, being dividends payable expressed as a percentage of net profit, of up to eighty percent (80%).

(b) All dividend declarations and payments shall be made in accordance with the Company Charter and applicable Law, shall remain at the full discretion of the BOD and the general meeting of shareholders of the Company, and shall in all cases be made only out of distributable profits available for distribution, as determined by the BOD after taking into account accumulated losses, retained earnings, required reserves, working capital requirements, capital expenditure requirements, debt service obligations, debt covenants, solvency, applicable accounting standards, tax considerations and applicable Law.

(c) Section 3.01(a) is an obligation to target the stated payout ratio only. It does not constitute an undertaking that any dividend will be declared or paid in any Financial Year, or at any particular level. Notwithstanding the foregoing, the Major Shareholder shall use its reasonable efforts, subject always to the matters referred to in Section 3.01(b), to procure that the Company declares and pays dividends legally available for distribution in respect of each relevant Financial Year, with a view to achieving the dividend payout ratio contemplated by Section 3.01(a). The Major Shareholder shall not take, or procure that the Company takes, any action with the primary purpose of avoiding or circumventing the dividend payout ratio contemplated by Section 3.01(a), it being acknowledged that the declaration of any dividend remains at the discretion of the BOD and the general meeting of shareholders and subject to the matters referred to in Section 3.01(b). Intra-group loans, cash pooling and other treasury arrangements between the Company or its subsidiaries and the Major Shareholder or its Affiliates, on arm’s length terms and/or in the ordinary course of managing the group’s treasury, do not of themselves constitute avoidance or circumvention of the dividend policy. No Losses shall be deemed to be incurred by the Investor by reason only of the Company distributing a dividend at a level below the target ratio, provided that the Major Shareholder has complied with its obligations under this Section 3.01.

Section 3.02 Voting in relation to Dividend Policy

Each Party shall exercise its voting powers as a shareholder of the Company, and shall, subject to applicable Law and to the duties owed by the members of the BOD to the Company, procure that the members of the BOD nominated by it exercise their voting powers, in a manner which is consistent with this Article 3, subject in each case to Section 3.01(b) and Section 3.01(c). Retention of funds for the requirements identified in Section 3.01(b), determined in good faith by the BOD or the general meeting of shareholders, shall not constitute avoidance or circumvention of the dividend policy. The Major Shareholder shall, subject to applicable Law and Section 14.15, exercise, and procure that its nominee directors (if any) exercise, all voting rights and other rights available to it to support and give effect to the dividend policy set out in Section 3.01(a), including by voting in favour of the declaration and payment of dividends at the level contemplated by Section 3.01(a) at the relevant meetings of the BOD and general meeting of shareholders, as applicable.

Article 4. TRANSFER RESTRICTIONS

Section 4.01 Investor Lock-up

(a) Notwithstanding any other provision of this Agreement, from the Closing Date until the date falling eighteen (18) months after the Closing Date (the “Lock-up Period”), the Investor shall not, and shall procure that its Permitted Transferees do not, Transfer any Investor Shares to any Person without the Major Shareholder’s prior written consent, except as set forth in Section 4.03 or Section 5.03.

(b) The Lock-up Period is in addition to, and does not limit, any lock-up or similar restriction required of the Investor by any underwriter, financial adviser or placement agent in connection with the Uplisting or any offering of Shares, or imposed on the Investor by applicable securities laws.

(c) If the Company or the Major Shareholder grants to any other strategic investor in Equity Securities a lock-up period shorter than eighteen (18) months in connection with an investment in Equity Securities, excluding any investor acquiring Equity Securities in a public offering, Block Trade or similar capital markets transaction, the Major Shareholder shall consider in good faith whether to offer the Investor a correspondingly shorter Lock-up Period, taking into account the overall economic and commercial terms of that other strategic investor’s investment taken as a whole; provided that the Investor shall not be entitled to any shorter Lock-up Period if the overall economic and commercial terms of that other investment, taken as a whole, are more favourable to the Company or the Major Shareholder than the terms of the Investor’s investment.

(d) In connection with the Uplisting or any underwritten or marketed offering of Shares that contemplates a secondary sale by existing shareholders (but excluding any rights issue, employee share scheme, share incentive plan or similar arrangement, private placement or other offering of Shares by the Company that does not contemplate a secondary sale by existing shareholders), and subject to the Investor’s continued compliance with the Lock-up Period and with any underwriter-imposed lock-up or regulatory lock-up, the Major Shareholder shall procure that the Company uses reasonable efforts to facilitate liquidity for the Investor in respect of such portion of the Investor Shares as the Investor may request to sell, subject in all respects to applicable Law, the requirements of the underwriter, financial adviser or placement agent, prevailing market conditions, the size and structure of the offering and the interests of the Company and its other shareholders provided that such interests shall not be invoked unreasonably to prevent or restrict the Investor’s participation in the relevant offering; provided that neither the Company nor the Major Shareholder shall have any obligation to ensure that any sale by the Investor is completed or to increase the size of any offering to accommodate any such sale, and the Investor shall bear all underwriting discounts, selling commissions, transfer taxes and other incremental costs and expenses attributable to the portion of Equity Securities sold by the Investor.

Section 4.02 Restricted Entities

(a) At no time, whether during or after the Lock-up Period, shall the Investor Transfer any Investor Shares to a Restricted Entity, and the Investor shall procure that its Permitted Transferees do not do so.

(b) The Investor shall, before any Transfer of Investor Shares following the expiry of the Lock-up Period, make such enquiries as are reasonable in the circumstances to satisfy itself that the proposed Transferee is not a Restricted Entity, and shall on request certify that fact in writing to the Major Shareholder.

(c) Section 4.02(a) does not apply to a Transfer effected on-exchange after the Lock-up Period, through the trading system of UPCoM or, following the Uplisting, of the Ho Chi Minh Stock Exchange, solely by way of the order-matching method (and, for the avoidance of doubt, not by way of a put-through or negotiated transaction or any other method pursuant to which the identity of the purchaser is known or can reasonably be ascertained), where the identity of the purchaser is not known and cannot reasonably be ascertained by the Investor.

Section 4.03 Exceptions to the Lock-up

Section 4.01(a) shall not apply to:

(a) any Transfer by the Investor of any or all of the Investor Shares to a Permitted Transferee;

(b) any Transfer by the Investor of any or all of the Investor Shares to the Major Shareholder or any Affiliate of the Major Shareholder; or

(c) any Transfer following the removal of transfer restrictions under Section 5.03(a).

Section 4.04 Non-compliance Transfer

Any attempt to Transfer any Investor Shares other than in compliance with this Agreement shall be null and void, and the Parties shall not register, and the Major Shareholder shall procure that the Company does not register, any such Transfer.

Section 4.05 Subsequent Strategic Transactions

(a) If, during the period commencing on the Closing Date and ending on the date falling six (6) months after the Closing Date, the Major Shareholder enters into a transaction or series of related transactions with any third party comprising a sale by the Major Shareholder of Shares to that third party or any of its Affiliates, similar in nature and scope to the Transaction (a “Similar Transaction”), the Major Shareholder shall not enter into that Similar Transaction on terms that imply a valuation of the Company, determined in respect of that Similar Transaction taken as a whole, lower than the valuation of the Company applicable to the Investor’s investment under the SPA, provided that the Purchase Price per Share shall be equitably adjusted to reflect any share split, share dividend, subdivision, combination, reclassification, recapitalization or other similar event affecting the number or denomination of Shares, and any cash dividend or other distribution to shareholders received within the timeframe set forth above, in each case occurring after the date on which the Purchase Price per Share was originally determined, in each case to the extent necessary to preserve the economic equivalence of the original Purchase Price per Share for purposes of this comparison.

(b) For the avoidance of doubt, Section 4.05(a) shall not apply to, and the Major Shareholder shall retain full flexibility in respect of, (i) any capital markets transaction (including, without limitation, any Block Trade or other block trade, any public offering, or any offering, sale or listing of Shares in connection with the Uplisting or any other listing of Shares), which shall in each case remain subject to prevailing market conditions at the relevant time, (ii) any Transfer to the Investor or any of its Affiliates, and (iii) any Transfer to a Permitted Transferee of the Major Shareholder, or any reorganisation, restructuring or holding company insertion referred to in Section 11.03(a), provided that the Permitted Transferee adheres to this Agreement and transfers the relevant Shares back to the Major Shareholder or another Permitted Transferee before ceasing to be an Affiliate of the Major Shareholder. A Transfer within the Major Shareholder’s group does not establish a comparable third-party investment valuation for the purposes of Section 4.05(a).

Article 5. RESTRICTED TRANSACTIONS; RIGHT TO MATCH; RIGHT TO SELL

Section 5.01 Right to Match

(a) The Major Shareholder does not intend to proactively seek out or solicit any Restricted Transaction, and, when executing a Block Trade, shall not instruct any bank, broker, dealer or other intermediary engaged in connection with that Block Trade to seek out or solicit a Restricted Transaction on its behalf.

(b) For so long as the Retention Threshold is satisfied and each of the Commercial Agreements remains in full force and effect, if the Company or the Major Shareholder proposes to enter into a Restricted Transaction, the Major Shareholder shall first notify the Investor in writing of the proposed Restricted Transaction (the “Restricted Transaction Notice”), including the number and type of Shares to be transferred or issued, the proposed transfer or subscription price, the expected timetable and material conditions for completing the relevant transaction (if identified at that stage), the jurisdiction of the relevant counterparty and, to the extent known to the Major Shareholder, of its ultimate beneficial owner, whether either of them is a Restricted Entity and, subject to any confidentiality obligations binding on the Major Shareholder or the Company, their identity, and a summary of the material economic terms of the relevant transaction to the extent legally permissible and not prohibited by applicable confidentiality obligations, and offering the Investor the opportunity to participate in that Restricted Transaction by matching its terms.

(c) In respect of a Strategic Trade, the Investor shall have sixty (60) days from receipt of the Restricted Transaction Notice (the “Match Period”) to notify the Major Shareholder in writing of its exercise of the right to match (a “Match Notice”), specifying the terms on which the Investor is willing to match the Restricted Transaction, failing which the right to match shall lapse in respect of that Strategic Trade.

(d) The Investor’s right to match under this Section 5.01 shall in any event terminate on the first anniversary of the Closing Date.

(e) If the Investor validly delivers a Match Notice within the applicable Match Period and the Major Shareholder accepts the Investor’s proposal in accordance with Section 5.01(f) (the date of such acceptance, the “Match Acceptance Date”), the Major Shareholder shall, and shall procure that the Company shall enter into and complete the relevant transaction with the Investor (or its designated Person) on terms no less favourable to the Major Shareholder and the Company, as applicable, than those offered by the Restricted Entity. The Investor (or its designated Person) shall pay the agreed consideration, against simultaneous completion of the relevant transaction and delivery of the relevant Shares, within forty-five (45) days after the Match Acceptance Date (the “Match Completion Date”), extended by the period reasonably required to obtain any Authorization actually required for that completion, failing which the Investor’s right to match lapses in respect of that Restricted Transaction; and each such transaction shall be subject in all cases to applicable Law, required Authorizations, listing and exchange rules, the duties owed by the members of the BOD to the Company and any binding legal or contractual obligation and, in the case of a Block Trade, the accelerated timetable set out in Section 5.02.

(f) The Major Shareholder shall not be obliged to accept any proposal set out in a Match Notice unless the Major Shareholder determines, acting reasonably and in good faith and subject to applicable Law and the interests of the Company and its shareholders, that the Investor’s proposal is no less favourable to the Major Shareholder than the applicable Restricted Transaction, taken as a whole, provided that the Major Shareholder shall not reject the Investor’s proposal on the basis of any factor that is not material to the economic or commercial terms of the applicable Restricted Transaction.

(g) If the Investor fails to deliver a Match Notice within the applicable Match Period, the Investor shall be deemed to have waived its rights under this Section 5.01 in respect of the relevant Restricted Transaction, and the Major Shareholder and the Company shall be entitled to proceed with the Restricted Transaction with the Restricted Entity, provided that such Restricted Transaction is conducted on terms, taken as a whole, no more favourable to the Restricted Entity than those set out in the Restricted Transaction Notice. For the avoidance of doubt, the Investor’s failure to exercise its right to match, or its decision not to participate, in respect of any Restricted Transaction shall not prejudice or otherwise affect its right to receive notice of, and exercise its rights under, this Section 5.01 in respect of any subsequent Restricted Transaction.

(h) For the avoidance of doubt, in respect of a Restricted Transaction that is a Block Trade, the procedures set out in Section 5.02 shall apply in lieu of the timing requirements of this Section 5.01, and nothing in this Section 5.01 shall require the Major Shareholder to delay, restructure or forgo a Block Trade in order to accommodate the Match Period or acceptance process otherwise applicable under this Section 5.01.

(i) For the avoidance of doubt, nothing in this Article 5 restricts the size of any Block Trade, any ordinary on-market trading by public shareholders, any unsolicited reverse inquiry, any ordinary-course investor relations activity, any broadly marketed offering or process not specifically directed at Restricted Entities, or any transaction effected through customary market intermediaries or trading facilities where neither the Company nor the Major Shareholder has knowingly and specifically targeted a Restricted Entity, and none of the foregoing shall constitute a Restricted Transaction. Nothing in this Article 5 requires the Company or the Major Shareholder to take, or refrain from taking, any action that would breach applicable Law, listing or exchange rules, the duties owed by the members of the BOD to the Company or any binding legal obligation, and each of the Company and the Major Shareholder retains discretion to act consistently with those requirements.

Section 5.02 Block Trade Mechanics

(a) The Parties recognise that a Block Trade may be arranged and executed on a short, including same-day or overnight, basis, including through wall-crossing, book-building and customary market execution processes.

(b) Accordingly, in respect of a Restricted Transaction which is a Block Trade, the notice under Section 5.01(b) may be given orally and confirmed in writing as soon as practicable thereafter, and may be given on a wall-crossed basis to a named individual previously designated by the Investor for that purpose. Such notice shall, to the extent legally permissible and subject to applicable confidentiality obligations, include sufficient information regarding the commercial terms of the proposed Block Trade to enable the Investor to determine whether to exercise its right to match. The Investor shall have four (4) hours from receipt of that notice and the information reasonably necessary to evaluate the proposed Block Trade, or such longer period as the Major Shareholder may specify, within which to confirm in writing whether it exercises its right to match.

(c) Where practicable to do so without compromising the confidentiality or timely execution of the Block Trade, the Major Shareholder shall use commercially reasonable efforts to provide the Investor’s designated individuals with reasonable advance informal notice of the possibility of a Block Trade, which notice may be non-binding, may be given orally, and need not include pricing or other confidential economic terms.

(d) The Investor shall designate to the Major Shareholder, and keep updated, the name and contact details of at least two (2) individuals authorised to receive wall-crossed notices and to bind the Investor for the purposes of this Section 5.02. The Investor shall procure that each such individual is subject to appropriate information barriers and dealing restrictions.

(e) If the Investor fails to respond within the period specified under Section 5.02(b), or responds otherwise than by confirming that it matches the terms of the Block Trade in full, the Investor shall be deemed not to have exercised its right to match in respect of that Block Trade, and Section 5.01(g) shall apply.

(f) Nothing in this Section 5.02 requires the Major Shareholder to delay, condition, restructure or forgo a Block Trade, or to take, or refrain from taking, any action, or to disclose any information the disclosure of which would breach applicable Law, the Trading Rules (as defined in the SPA) or any duty of confidentiality.

(g) If the Investor exercises its right to match in respect of a Block Trade, payment and settlement shall occur on the same timetable as that Block Trade, and Section 5.01(e) shall not apply to extend that timetable. If the Investor fails to pay and settle on that timetable, the Investor shall be deemed not to have exercised its right to match in respect of that Block Trade and Section 5.01(g) shall apply.

Section 5.03 Right to Sell

(a) If the Investor does not validly exercise its right to match within the applicable response period under Section 5.01 or Section 5.02 and the relevant Restricted Transaction is subsequently completed with the applicable Restricted Entity, then, subject to and effective only upon that completion, all lock-up and transfer restrictions applicable to the Investor Shares under Section 4.01 shall cease to apply, to the extent permissible under applicable Law.

(b) In the circumstances provided in Section 5.03(a), the Investor shall also have the option, exercisable by written notice to the Major Shareholder within thirty (30) days of completion of the relevant Restricted Transaction, to (i) procure that its relevant Affiliate exercises any termination right available to it under the relevant Commercial Agreements, in accordance with their terms, and no such exercise shall of itself constitute a breach of, or give rise to liability under, the relevant Commercial Agreement, without prejudice to any obligation accrued before termination or expressed to survive it and (ii) procure that the Investor Nominee resigns from the BOD, and, to the extent that the resignation or removal of the Investor Nominee from the BOD requires any approval of the shareholders of the Company, the Major Shareholder shall procure that such shareholders’ approval is sought and obtained as soon as reasonably practicable following receipt of the Investor’s notice under this Section 5.03(b).

(c) For the avoidance of doubt, Section 4.02 shall continue to apply notwithstanding the removal of restrictions under Section 5.03(a).

Article 6. PRE-EMPTION RIGHT

Section 6.01 Pre-emption Right

(a) Subject to Section 6.02 and Section 6.05, and to any corporate or regulatory Authorization as may be necessary or required, without limitation or prejudice to any rights or entitlements granted to the Investor under applicable Law or Company Charter, if the Company proposes to issue New Securities by way of a Down Round, the Major Shareholder shall procure that the Company provides the Investor with the right, but not the obligation, to acquire up to such portion of the New Securities offered in that Down Round as is equal to the Investor’s Relevant Percentage immediately before that issue, on the same terms and at the same price as offered in that Down Round (the “Pre-emption Right”).

(b) The Pre-emption Right applies only to a Down Round. It does not apply to any other issue of New Securities, and the Investor waives, to the fullest extent permitted under applicable Law and the Trading Rules, any pre-emptive right it may otherwise have in respect of any issue of New Securities that is not a Down Round. The Investor shall, and the Major Shareholder shall procure that the Company shall, execute or procure the execution of all such documents (including any shareholder resolutions of the Company) as may be necessary to give effect to that waiver.

(c) The Pre-emption Right shall in any event terminate on the date falling eighteen (18) months after the Closing Date and shall not apply to any Down Round in respect of which the New Issuance Notice has not been delivered on or before that date; provided that, where a New Issuance Notice has been delivered on or before that date, this Article 6 shall continue to apply in respect of the Down Round the subject of that New Issuance Notice.

Section 6.02 Exempted New Issues

The Pre-emption Right shall not apply to any of the following, whether or not it constitutes a Down Round:

(a) an issue of New Securities other than for cash consideration;

(b) an issue of Shares to employees, officers or directors pursuant to any employee share ownership plan, share incentive plan or similar arrangement;

(c) a share split, share bonus, share dividend or distribution, sub-division, consolidation, reverse share split or similar reorganization of the share capital of the Company;

(d) an issue of Shares on a rights issue basis, irrespective of the valuation ascribed to the Company by that rights issue, so long as all shareholders of the Company are entitled to participate on a pro rata basis;

(e) an issue of New Securities as consideration for, or the proceeds of which are applied directly in paying consideration for, the acquisition of any business, asset or equity interest;

(f) an issue of New Securities in connection with any corporate reorganisation, restructuring, holding company insertion, business combination, debt restructuring or conversion of indebtedness;

(g) an issue of New Securities in connection with or pursuant to the Uplisting or any transaction referred to in Section 11.03(a); and

(h) any other issue of New Securities agreed in writing between the Parties.

Section 6.03 Pre-emption Right Procedures

(a) The Major Shareholder shall procure that the Company provides written notice (a “New Issuance Notice”) to the Investor stating (i) the Company’s intention to effect a Down Round, (ii) the total number of New Securities to be offered in that Down Round, (iii) the maximum number of New Securities which the Investor is entitled to subscribe for pursuant to the Pre-emption Right (the “Investor Entitlement”), (iv) the price per New Security and the other terms upon which the Company proposes to offer those New Securities, and (v) the expiry date of the New Issuance Offer Period referred to in Section 6.03(b).

(b) The period during which the Investor may exercise the Pre-emption Right (the “New Issuance Offer Period”) shall be twenty (20) Business Days from the date of the New Issuance Notice.

(c) The Investor may elect to exercise all or any portion of its Pre-emption Right by giving written notice (a “New Issuance Acceptance Notice”) to the Company and the Major Shareholder on or before the expiry of the New Issuance Offer Period, stating the number of New Securities, up to its Investor Entitlement, in respect of which it accepts the offer and the aggregate subscription price payable for those New Securities, failing which the Investor shall be deemed to have declined to subscribe for any of the New Securities comprised in that New Issuance Notice. Any New Issuance Acceptance Notice given by the Investor shall be irrevocable.

(d) The Company may, in its reasonable discretion, round up or round down any allotment of New Securities to the Investor pursuant to this Section 6.03 to avoid fractional allotments, so that the New Securities offered and/or allotted are in whole numbers, provided that any such rounding is applied consistently as between the Investor and any other Person participating in that issue of New Securities.

(e) If a New Issuance Acceptance Notice is delivered, the Major Shareholder shall procure that, within five (5) Business Days after expiry of the New Issuance Offer Period or after the date of the New Issuance Acceptance Notice, whichever is earlier, the Company gives notice to the Investor of: (i) the place, date and time at which the issue and subscription of the relevant New Securities is to be completed, which shall, unless the Company and the Investor otherwise agree, be no earlier than fifteen (15) Business Days after the last day of the New Issuance Offer Period; and (ii) the Company’s bank account details for payment of the aggregate subscription price for those New Securities.

(f) Any decision by the Investor not to exercise its Pre-emption Right in any one instance shall not affect its rights in respect of any future Down Round.

Section 6.04 Residuary Portion

If the Investor is entitled to participate in a Down Round under this Article 6 and does not elect to, or if so elected but fails to make a payment at the required time in connection with its commitment to, subscribe for all of the New Securities comprised in its Investor Entitlement, the Major Shareholder may procure that the Company allots the unsubscribed portion of the New Securities to the Major Shareholder or any Person designated by the Major Shareholder.

Section 6.05 Regulatory Qualification

The Parties acknowledge that the Company is a public company whose Shares are registered for trading on UPCoM, and that the exercise of the Pre-emption Right is subject in all respects to the Law on Securities, the Trading Rules, the Company Charter, the approval of the general meeting of shareholders of the Company where required, and the principle of equal treatment of shareholders. Nothing in this Article 6 requires the Major Shareholder or the Company to take any step that would breach any of the foregoing, and if the Pre-emption Right cannot lawfully be given effect in respect of any Down Round, the Parties shall each use reasonable best efforts to agree and implement an alternative mechanism producing a substantially equivalent economic result for the Investor to the fullest extent permitted by applicable Law, the Trading Rules and the Company Charter.

Article 7. INVESTOR’S RIGHTS

Section 7.01 Information Rights of the Investor

(a) The Investor shall be entitled to the same information rights and other rights set out in Section 7.03(a) as those available to shareholders holding five percent (5%) common shares of a joint stock company under applicable Law. In addition, to the extent permitted under applicable Law and for so long as the Retention Threshold is satisfied, the Major Shareholder shall procure that the Company provides the Investor with:

(i)	the audited consolidated financial statements of the Company, as soon as they become available and in any event within ninety (90) days after the end of each Financial Year;

(ii)	the unaudited semi-annual consolidated accounts of the Company, within sixty (60) days after the end of each calendar half year;

(iii)	the unaudited quarterly consolidated management accounts of the Company, within forty-five (45) days after the end of each calendar quarter; and

(iv)	such other information in relation to the tungsten business of the Company and its Affiliates as the Investor may reasonably request from time to time to allow the Investor to satisfy its U.S. reporting obligations.

(b) All information delivered under this Article 7 shall be prepared in English or, if prepared in Vietnamese, delivered together with an English translation.

(c) If the Investor requires financial or other information in respect of the Company for the purposes of its own reporting obligations under the securities laws of the United States, the scope, timelines, confidentiality protections and cost allocation shall be as agreed between the Investor and the Major Shareholder. Any conversion of financial information to United States generally accepted accounting principles, auditor access, internal-control review or compliance certification shall be limited to what is reasonably necessary and legally permissible, and shall be subject to reimbursement by the Investor of the costs of the Major Shareholder and the Company, including third-party adviser costs.

Section 7.02 Material Non-Public Information

(a) The Parties acknowledge that the Company is a public company and that the Investor is a company whose securities are listed in the United States, and that the securities laws of Vietnam and of the United States each restrict dealing in securities while in possession of MNPI and the communication of MNPI.

(b) Any information to be provided to the Investor under this Agreement shall be provided in a manner such that the Investor does not receive, whether directly or indirectly, any MNPI in respect of the Company. The Investor waives and releases any right to receive MNPI under this Agreement, and the Major Shareholder shall not be in breach of this Article 7 by reason of withholding information the provision of which would or might result in the Investor receiving MNPI, provided that the Major Shareholder shall use reasonable efforts to provide the same information in a redacted, aggregated or otherwise lawful form where practicable.

(c) Each Party shall procure that its directors, officers, employees, Affiliates and advisers comply with the dealing restrictions applicable to them under the securities laws of Vietnam and of the United States, and neither Party shall deal, or procure or encourage any other Person to deal, in the securities of the other Party or of the Company while in possession of MNPI relating to those securities.

(d) Each Party agrees that the obligations in Section 14.04 constitute an agreement to maintain the other Party’s Confidential Information in confidence for the purposes of Regulation FD under the U.S. Securities Exchange Act of 1934 and Article 131 of the Law on Securities.

Section 7.03 Other Rights

(a) Other than the information rights set out in Section 7.01 above, the Major Shareholder shall procure that, with effect from the Closing Date and for so long as the Retention Threshold is satisfied, the Investor has the benefit of rights equivalent to those available under applicable Law to a shareholder holding five percent (5%) of the common shares of a joint stock company, by exercising or procuring the exercise of the Major Shareholder’s own rights as a shareholder of the Company for the Investor’s benefit in accordance with Section 7.03(b) and, where the Major Shareholder so elects, by procuring amendments to the Company Charter for that purpose. For the avoidance of doubt, such rights shall include, without limitation:

(i)	the right to request the convening of a general meeting of shareholders of the Company in the circumstances set out in Article 115.3 of the Law on Enterprises of Vietnam and, where permitted by applicable Law, to convene such meeting;

(ii)	the right to propose matters for inclusion in the agenda of a general meeting of shareholders of the Company;

(iii)	the right to request the competent dispute resolution authority to consider and cancel any resolution of a general meeting of shareholders of the Company in the circumstances permitted by applicable Law.

(b) To the extent necessary to give effect to Section 7.03(a), the Major Shareholder shall exercise, or procure the exercise of, the relevant rights for the benefit of the Investor as if any proposal or request made by the Investor had been made by the Major Shareholder itself, subject to applicable Law and Section 14.15.

Article 8. OFFTAKE RIGHTS COMMITTEE

Section 8.01 Establishment and Composition

(a) With effect from the Closing Date, the Parties shall establish a joint committee (the “Offtake Rights Committee”) comprising an equal number of representatives appointed by each of the Company and the Investor, being two (2) representatives each unless the Parties agree otherwise in writing.

(b) Each Party may replace any representative appointed by it at any time by written notice to the other Party. The Offtake Rights Committee shall meet at least quarterly, and otherwise as the Parties may agree. Meetings may be held in person or by any form of telephone or video conference in which each participant is able to hear and be heard by all other participants simultaneously.

Section 8.02 Remit

(a) The Offtake Rights Committee shall be the primary forum for coordinating volumes, scheduling, quality specifications and logistics, and Approved Customers solely in respect of volumes subject to the offtake and conversion arrangements between the Company and/or MTC and the Investor under the Commercial Agreements.

(b) The remit of the Offtake Rights Committee is limited to volumes under the Commercial Agreements. It does not extend to, and does not apply in respect of, any volumes that the Company, MTC or any of their Affiliates sells, supplies, allocates or otherwise makes available to any other customer or third party.

(c) The Offtake Rights Committee is advisory only and has no decision-making authority. This Article 8 shall terminate, and the Offtake Rights Committee shall be dissolved, on the date on which no Commercial Agreement remains in full force and effect. Operational decisions in respect of each Party’s facilities remain with that Party. Nothing discussed at, or recommended by, the Offtake Rights Committee shall vary any Commercial Agreement or create any obligation on either Party unless recorded in a written amendment executed by the relevant parties to that Commercial Agreement.

(d) All information shared at or in connection with the Offtake Rights Committee is Confidential Information for the purposes of Section 14.04, and Section 7.02 applies to it.

(e) The Parties shall conduct the affairs of the Offtake Rights Committee in a manner consistent with applicable competition and antitrust laws, and shall not use it to exchange competitively sensitive information relating to any third-party customer, or to coordinate pricing or output otherwise than in respect of volumes under the Commercial Agreements.

Section 8.03 Facilitation

The Parties shall use reasonable efforts to provide the Offtake Rights Committee with the information reasonably required for it to make its recommendations in respect of the volumes under the Commercial Agreements, including capacity and allocation reporting. The recommendations of the Offtake Rights Committee are advisory only and do not amend, or bind any party to, the Commercial Agreements.

Article 9. BISMUTH: EXCLUSIVE NEGOTIATION RIGHT

Section 9.01 Trigger Date

(a) [**]

(b) Neither the Company nor the Major Shareholder is under any obligation under this Agreement to seek, negotiate, agree or procure any such amendment or termination.

Section 9.02 Bismuth Negotiation Exclusivity Period

The “Bismuth Negotiation Exclusivity Period” means the period commencing on the Trigger Date and expiring on the earlier of (a) the date on which the Company and the Investor enter into definitive agreements in respect of the Strategic Arrangement, and (b) the date falling twelve (12) months after the Trigger Date. The Bismuth Negotiation Exclusivity Period shall not commence unless and until the Trigger Date occurs.

Section 9.03 Exclusive Right to Negotiate

(a) During the Bismuth Negotiation Exclusivity Period, the Investor shall have an exclusive right to negotiate with the Company a strategic arrangement for the supply to the Investor of bismuth produced from the Nui Phao mine in Vietnam, which may include bismuth cement, refined bismuth and/or bismuth produced from any contemplated bismuth refinery facility in Vietnam (the “Strategic Arrangement”), in each case subject to available volumes, the Company’s existing customer commitments, product specifications, any separately agreed capital plan for such facility, and market-based pricing to be agreed in the applicable definitive agreements.

(b) During the Bismuth Negotiation Exclusivity Period, the Major Shareholder shall procure that neither the Company nor any of its Affiliates enters into, or continues, negotiations with any other Person in respect of a strategic arrangement for the supply of bismuth produced from the Nui Phao mine that is substantially equivalent in scope to the Strategic Arrangement, save that this Section 9.03(b) does not restrict the Company or any of its Affiliates from:

(i) performing, amending, renewing or extending any contract in existence at the Trigger Date;

(ii) selling bismuth cement or other bismuth products in the ordinary course of business to any existing customer; or

(iii) responding to an unsolicited approach to the extent necessary to comply with applicable Law or the duties owed by the members of the BOD to the Company.

(c) The exclusivity granted by this Section 9.03 is a right to negotiate only. It does not grant the Investor any right to purchase, offtake or otherwise acquire any bismuth, and it does not oblige the Company or the Major Shareholder to enter into the Strategic Arrangement or any other arrangement except on terms and conditions acceptable to the Company. Neither Party shall be liable to the other by reason only of a failure to agree the Strategic Arrangement.

(d) The Parties shall negotiate the Strategic Arrangement in good faith during the Bismuth Negotiation Exclusivity Period. On expiry of the Bismuth Negotiation Exclusivity Period without definitive agreements having been entered into, the exclusivity in this Section 9.03 shall lapse automatically and the Company and its Affiliates shall be free to negotiate and contract with any Person in respect of bismuth without further obligation to the Investor.

Section 9.04 Bismuth Facility

The establishment of a bismuth refinery facility in Vietnam may be considered by the Company, subject to the commercial attractiveness of the terms and conditions to be mutually agreed for the sale of bismuth metal to United States government agencies through the Investor, assessed against the Company’s existing commercial arrangements with its current bismuth cement customer and the costs, liabilities and commercial consequences that the Company would incur in connection with any early termination or amendment of those existing arrangements. Nothing in this Agreement obliges the Company to establish, fund or operate any such facility, and the allocation and treatment of any facility costs shall be determined in the definitive agreements for the Strategic Arrangement.

Section 9.05 Bismuth Offtake

Subject to Section 9.03 and Section 9.04, the Parties will negotiate in good faith a potential offtake by the Investor of bismuth, including bismuth cement and refined bismuth, originating from the Nui Phao mine and/or any contemplated bismuth facility, subject to available volumes, the Company’s existing customer commitments, product specifications, any separately agreed capital plan for a facility and market-based pricing to be agreed in the relevant offtake agreement. The scope, percentage, term and pricing of any bismuth offtake are not agreed as at the date of this Agreement and shall be determined in the definitive agreements.

Section 9.06 Sole Exclusivity

The exclusive right to negotiate described in Section 9.03 is the only exclusivity right granted or contemplated by this Article 9, and no other exclusivity, preferential right, right of first refusal, right of first offer or right to match arises in respect of bismuth under this Agreement.

Article 10. JOINT COLLABORATION

Section 10.01 Joint Market Development and Other Collaboration

The Investor agrees to use commercially reasonable efforts to support the Company in the United States and Europe in any reasonable manner, as determined in good faith by the Investor, including through possible co-marketing, co-selling, joint customer engagement, and other commercial cooperation. The Parties shall engage in good faith to jointly pursue business from major tungsten projects that do not currently use either Party’s or the Company’s supply chain.

Section 10.02 Joint Trading Business

The Parties may also explore ways to work jointly to co-develop a trading business focused on tungsten, bismuth, and related critical-minerals products, including the structure of any potential venture, governance, capital contributions, geographic and product scope and the relationship of the trading business to each Party’s existing and conversion arrangements. The specific terms of any such joint business shall be developed and agreed in writing between the Parties.

The arrangements contemplated by this Article 10 are non-exclusive, and nothing in this Article 10 obliges either Party to submit any joint bid, allocate any opportunity to the other Party, make any investment or enter into any transaction, in each case except as separately agreed in writing between the Parties.

Article 11. OBLIGATIONS AND ACKNOWLEDGEMENTS

Section 11.01 Compliance with the Transaction Documents

The Major Shareholder shall, as shareholder of the Company, approve any corporate approvals required in order to facilitate compliance by the Company with its obligations under the Transaction Documents, and shall not approve any corporate approval which conflicts with the terms of the Transaction Documents. The Major Shareholder shall use reasonable best efforts to cooperate with the Company in performing its obligations under the Transaction Documents at the reasonable request of the Company or the Investor.

Section 11.02 Company Charter

The Major Shareholder shall procure that the Company does not make any amendment to the Company Charter that conflicts with, or is contrary to, the terms of the Transaction Documents.

Section 11.03 Listing and Corporate Transactions

(a) The Investor acknowledges and agrees that the structure, venue, perimeter, timing and terms of the Uplisting and of any listing, uplisting, reorganisation, restructuring, holding company insertion, business combination or other capital markets or corporate transaction involving the Company or any holding company of the Company shall be determined by the Major Shareholder and the Company, and that the Investor shall not exercise any right under this Agreement or any other Transaction Document to prevent, delay or condition any such transaction.

(b) The Investor shall use commercially reasonable efforts to support the Uplisting and any such transaction, including through joint communications and other reasonable assistance, and shall exercise its voting rights as a shareholder of the Company in favour of any resolution reasonably required to implement it, subject to applicable Law.

(c) The mechanics by which the Investor participates in any such transaction, including in respect of any exchange, rollover or reclassification of the Investor Shares, shall be as agreed between the Parties at the relevant time. The Parties shall discuss those mechanics in good faith, and the Major Shareholder shall procure that the Investor is not treated less favourably than any other holder of Shares of the same class in respect of that transaction.

(d) The Major Shareholder shall procure that the Company uses commercially reasonable efforts to effect the Uplisting, and shall make a good faith effort to evaluate a foreign dual-listing structure, including by way of a depositary share mechanism, in the United States and, if not commercially feasible, in such other venue as the Major Shareholder may consider appropriate. This Section 11.03(d) is an obligation of efforts and evaluation only, and does not constitute an undertaking that the Uplisting or any dual listing will be effected.

Section 11.04 Investor Rights

(a) The rights conferred on the Investor by Article 2, Article 5, Article 6, Article 7, Article 8 and Article 9 (together, the “Investor Rights”) are personal to the Investor and may not be Transferred to any Person, including to any Permitted Transferee or to any Transferee of Investor Shares, without the prior written consent of the Major Shareholder.

(b) The Investor shall cease to be entitled to the Investor Rights if any third party acquires Control over the Investor, unless the Major Shareholder consents in writing. The Investor shall promptly notify the Major Shareholder upon becoming aware that any third party has acquired Control of the Investor.

(c) The Investor Rights shall terminate automatically on the earlier of (i) the Retention Threshold ceasing to be satisfied, and (ii) the date on which none of the Commercial Agreements remains in full force and effect, save that (A) Section 2.01(e) shall continue to apply in accordance with its terms, (B) Article 8 shall continue for so long as any Commercial Agreement remains in full force and effect, and (C) Section 4.02 shall survive for so long as the Investor holds any Investor Shares.

Section 11.05 Major Shareholder Obligations

Each obligation of the Major Shareholder under this Agreement to procure any act or omission of the Company applies only for so long as the Major Shareholder Controls the Company. This Section 11.05 is without prejudice to Article 5 and to any other provision of this Agreement applicable to a transaction by which the Major Shareholder ceases to Control the Company. If the Major Shareholder ceases to Control the Company, it shall remain liable for any breach of this Agreement occurring before it ceased to Control the Company, but shall have no liability for any failure to procure any act or omission of the Company occurring after that date.

Section 11.06 Divestment Restrictions

(a) The Major Shareholder shall not Transfer Shares, whether in a single transaction or a series of related transactions, pursuant to a negotiated transaction with an identified third-party acquirer that results in that acquirer acquiring Control of the Company, unless both of the following conditions have been satisfied or waived by the Investor: (i) the Major Shareholder has provided the Investor with at least forty-five (45) days’ prior written notice of the proposed Transfer, given before completion of that Transfer; and (ii) to the extent any obligations of the Major Shareholder under this Agreement remain in full force and effect immediately following that Transfer, that acquirer adheres to this Agreement as Major Shareholder, upon completion of that Transfer, in respect of such obligations. This paragraph does not apply to the Uplisting, an initial public offering, any other listing or broadly marketed public offering of Shares, or any reorganisation, restructuring or holding company insertion referred to in Section 11.03(a). A reduction or dilution of the Major Shareholder’s holding that does not result in an identified third-party acquirer acquiring Control of the Company does not trigger this paragraph. Nothing in this paragraph permits a change of Control prohibited by paragraph (b).

(b) The Major Shareholder shall not, and shall procure that the Company does not, permit a change of Control of the Company or of any Relevant Subsidiary (as defined in the SPA) in favour of a Restricted Entity, or of any person Controlled by a Restricted Entity. On any change of Control of a Relevant Subsidiary, whether or not in favour of a Restricted Entity, the Major Shareholder shall procure that each Commercial Agreement then subsisting remains in full force and effect immediately following that change of Control, in accordance with its terms, with MTC remaining the counterparty under it, and shall give the Investor written notice of that change of Control within ten (10) Business Days after it occurs. This paragraph does not apply to (i) any reorganisation, restructuring, holding company insertion or other transaction referred to in Section 11.03(a) within the Major Shareholder’s group, or (ii) the enforcement of any security interest granted to a bona fide financial institution.

(c) If the Major Shareholder breaches paragraph (b), the Lock-up Period shall be deemed to have expired in respect of the Investor Shares. This Section 11.06 applies during the Lock-up Period and then ceases to have effect, without prejudice to any claim in respect of a breach occurring before the end of that period. Subject to the restrictions set forth in this Section 11.06, nothing in this Agreement otherwise restricts the Major Shareholder or the Company from selling, transferring or otherwise dealing with any Relevant Subsidiary or its business or assets.

Article 12. REPRESENTATIONS AND WARRANTIES

Section 12.01 Representations and Warranties of each Party

Each Party represents and warrants to the other Party that, as of the date of this Agreement and as of the Closing Date, the following statements are true, accurate and not misleading:

(a) Status and Capacity. It is a company duly incorporated and validly operating under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and has obtained all material Authorizations necessary to carry on its business as now conducted.

(b) Authority. It has full legal right, requisite corporate power and authority, and has taken all corporate action and obtained all corporate approvals and Authorizations necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by it, excluding any corporate or regulatory approval to be obtained before Closing as contemplated by the SPA.

(c) Binding Obligations. This Agreement, when duly executed, constitutes legal obligations binding upon it and enforceable against it in accordance with its terms under the governing law agreed by the Parties.

(d) No Conflict. The execution and performance of this Agreement does not materially (i) violate any provision of its charter or other constitutional documents, (ii) violate or result in a breach of or constitute a default under any applicable Law, or (iii) conflict with, contravene or result in any violation or breach of any material contract or agreement to which it is a party.

Article 13. EFFECTIVENESS, TERM AND TERMINATION

Section 13.01 Effectiveness

All rights and obligations of the Parties under this Agreement shall, subject to Closing under the SPA, become effective on and from the Closing Date, except for Article 1 (Definitions and Interpretation), Article 12 (Representations and Warranties), this Article 13 (Effectiveness, Term and Termination) and Article 14 (Miscellaneous), which shall become effective on and from the date of this Agreement.

Section 13.02 Termination

This Agreement shall terminate upon the occurrence of any of the following:

(a) the SPA terminating before Closing;

(b) the Company being dissolved, liquidated or wound up;

(c) either Party ceasing to hold any Equity Securities;

(d) at the option of the other Party, in the case of the occurrence and continuation of any of the following events in respect of a Party:

(i)	an involuntary proceeding being commenced or an involuntary petition being filed seeking liquidation, reorganisation, composition or other relief in respect of that Party, or any of its debts, or a substantial part of its assets, or the appointment of a receiver, trustee, custodian, administrator or similar official for that Party or a substantial part of its assets, and in either case that proceeding or petition continuing undismissed for thirty (30) or more Business Days or an order or decree approving or ordering any of the foregoing being entered; or

(ii)	that Party voluntarily commencing any such proceeding or filing any such petition, consenting to the institution of or failing to contest in a timely and appropriate manner any such proceeding or petition, applying for or consenting to any such appointment, filing an answer admitting the allegations of any such petition, making a general assignment for the benefit of its creditors, or taking any action for the purpose of effecting any of the foregoing;

(e) by mutual written agreement of the Investor and the Major Shareholder; or

(f) if necessary to comply with applicable securities laws, listing rules or the requirements of any securities exchange in connection with a listing of the Shares of the Company on any securities exchange, as shall be confirmed in writing between the Investor and the Major Shareholder.

Section 13.03 Effect of Termination

(a) The termination of this Agreement shall not terminate or prejudice (i) any right or obligation arising out of or accruing under this Agreement attributable to events or circumstances occurring before that termination, or (ii) the provisions of this Article 13.

(b) The following provisions shall survive termination of this Agreement: Article 1 (Definitions and Interpretation), Article 12 (Representations and Warranties), this Article 13 (Effectiveness, Term and Termination) and Article 14 (Miscellaneous).

Article 14. MISCELLANEOUS

Section 14.01 Waiver; Cumulative Rights

The failure or delay of a Party to require performance by the other Party of any provision of this Agreement, except for the failure or delay of a Party to comply with notice deadlines as included in this Agreement, shall not affect its right to require performance of such provision, unless such performance has been waived by such Party in writing. Any right granted to a Party hereunder, or by the applicable Laws, shall be cumulative, and may be exercised in whole or in part as accrued from time to time.

Section 14.02 Press Releases and Announcements

No Party shall, and each Party shall procure that its Affiliates shall not, issue any press release or make any public announcement or statement relating to this Agreement, the Transaction, the investment by the Investor in the Company or the commercial relationship between the Parties, or disclose the identity of the other Party or any of its Affiliates in connection with any of them, without the prior written approval of the other Party as to the fact, timing and contents of that release, announcement or statement; provided, however, that any Party may make any public disclosure, report, notice or announcement it believes in good faith is required by applicable Law, regulation, stock market rule or the Trading Rules, in which case the disclosing Party shall use reasonable efforts, to the extent legally permissible and reasonably practicable, to consult with the other Party as far in advance as reasonably practicable, to provide the other Party with a copy of the proposed disclosure prior to making the disclosure, to incorporate any reasonable comments of the other Party, to consult with and agree with the other Party the form, content and timing of the disclosure so far as legally permitted, to use reasonable efforts to obtain confidential treatment for any part of the information not required to be disclosed and for any commercially sensitive terms, including pricing, volumes, specifications and the identity of customers and to limit the disclosure to that portion of the information which the disclosing Party is advised is legally required to be disclosed. If any Party or any of its Affiliates is required to file, disclose or otherwise make publicly available this Agreement or any other Transaction Document, or any information concerning the Transaction, that Party shall, to the extent legally permitted and reasonably practicable: (i) notify the other Party as far in advance as reasonably practicable and provide it with a copy of the proposed filing or disclosure; (ii) give the other Party a reasonable opportunity, having regard to the applicable filing deadline, to identify information which it reasonably considers commercially sensitive; (iii) omit or redact, and seek confidential treatment for, all pricing terms and formulae, volumes, specifications, recovery rates, payment ratios, customer and supplier identities, mine and source information, technical and process information and other commercially sensitive information reasonably identified by the other Party, in each case to the fullest extent permitted by applicable Law and the relevant Governmental Authority or securities exchange; (iv) not voluntarily withdraw, waive or materially narrow any request for confidential treatment without the other Party’s prior written consent; (v) if any requested confidential treatment or redaction is rejected or questioned, notify and consult with the other Party before making the information publicly available and use reasonable efforts to preserve confidential treatment through any reasonably available amendment, reconsideration or similar process; and (vi) disclose no more information than is legally required. Limb (iii) does not require a Party to omit information where its external legal counsel advises that the information is legally required to be disclosed, and nothing in this Section requires a Party to fail to comply with a mandatory filing deadline.

Section 14.03 Severability

Every provision, and each part thereof, contained in this Agreement shall be severable and distinct from the other provisions. If any provision is invalid, illegal or unenforceable under the applicable Laws, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected. To the extent permitted by applicable Laws, the Parties hereby waive any provision of applicable Laws which renders any provision of this Agreement prohibitive or unenforceable in any respect.

Section 14.04 Confidentiality

(a) During the term of this Agreement and for a period of five (5) years following termination, the Parties shall treat, and shall use commercially reasonable efforts to procure that their Affiliates and directors, officers, employees, agents, advisers and representatives shall treat, strictly confidential all non-public information received or obtained from the other Party as a result of entering into or performing this Agreement relating to (i) the existence and subject matter of this Agreement and (ii) the negotiations relating to this Agreement and (iii) the existence and terms of the Transaction, the investment by the Investor in the Company and the commercial relationship between the Parties and their respective Affiliates, in each case including the identity of the other Party and its Affiliates and including the existence and terms of this Agreement and of each other Transaction Document and the fact and content of the negotiations relating to them (“Confidential Information”). Confidential Information shall also include (A) non-public due diligence materials and other non-public information relating to the business of the Company provided by (or on behalf of) the Major Shareholder to the Investor prior to the Closing Date in connection with the SPA and (B) any Confidential Information of or related to the other Party or its Affiliates.

(b) The obligation of confidentiality under Section 14.04(a) does not apply to:

(i)	disclosure of Confidential Information that is or comes into the public domain or becomes generally available to the public other than through the act or omission of or as a result of disclosure by or at the direction of a Party or any of its directors, officers, employees, agents, advisers and representatives in breach of this Agreement;

(ii)	disclosure of Confidential Information that was within the receiving Party’s possession prior to its being furnished to the receiving Party by or on behalf of the disclosing Party;

(iii)	disclosure, after giving prior notice to the other Party to the extent practicable under the circumstances or permissible by applicable Law and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange or by applicable Law or governmental regulations or judicial process or generally accepted accounting principles applicable to any Party;

(iv)	disclosure of Confidential Information acquired independently by a Party from a Third Party source not obligated, to the knowledge of such Party, to the Party disclosing Confidential Information to keep such information confidential;

(v)	disclosure to any professional adviser of a Party who has been retained to advise in relation to the transactions contemplated by the Transaction Documents, in each case only where such Persons are under non-disclosure obligations (which are no less onerous than those contained in this Agreement); provided, however, that the disclosing Party remains liable to the other Party for any breach of any non-disclosure obligation with respect to the disclosed Confidential Information by the respective disclosee;

(vi)	disclosure to existing and prospective shareholders, lenders, subscribers, financing sources, investors, underwriters, placement agents and transaction counterparties of a Party or their Affiliates, in each case only where such Persons are under non-disclosure obligations no less onerous than those contained in this Agreement; provided, however, that the disclosing Party remains liable to the other Party for any breach of any non-disclosure obligation with respect to the disclosed Confidential Information by the respective disclosee; and

(vii)	disclosure with the prior written approval of the other Party.

(c) Each Party shall treat Confidential Information with no less care than that used to treat its own confidential information, which in no event shall be less than reasonable care.

Section 14.05 Assignment

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Unless otherwise provided in this Agreement, none of the rights or obligations hereunder of any Party may be assigned or delegated to any Person without the prior written consent of the other Party, save that a Party may assign its rights and obligations to a Permitted Transferee to which it Transfers Equity Securities in accordance with Article 4, subject to Section 11.04.

Section 14.06 Relationship between the Parties

None of the provisions of this Agreement shall be deemed to constitute a partnership or joint venture between the Parties, or to constitute either Party the agent of the other for any purpose. Save as specifically provided in this Agreement, no Party shall have authority to bind the other Party in any way.

Section 14.07 Notices

Any notice to be given under this Agreement shall be in writing and shall be delivered in the manner, and to the addresses and addressees, set out in Section 8.07 of the SPA, which applies to this Agreement as if set out in full in this Agreement. A Party may change its notice details by giving the other Party not less than five (5) Business Days’ prior written notice.

Section 14.08 Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of Vietnam, without regard to conflict of law principles.

Section 14.09 Arbitration

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be referred to and finally resolved by arbitration at the Vietnam International Arbitration Centre (VIAC) in accordance with its in force Arbitration Rules (“Rules”), which Rules are deemed to be incorporated by reference into and as amended by this Section 14.09. Nothing in this Section shall prevent any Party from seeking interim, conservatory or injunctive relief from any court of competent jurisdiction before constitution of the Tribunal or where necessary to preserve rights pending determination of the dispute.

(b) Any arbitration shall be conducted by three (3) arbitrators (the “Tribunal”). One arbitrator shall be nominated by the claimant and one by the respondent and the two party-nominated arbitrators shall jointly nominate the third, who shall serve as chairman.

(c) The seat of arbitration shall be in Vietnam. The language of arbitration proceedings shall be English.

(d) Service of any notice of arbitration made pursuant to this Section 14.09 shall be in accordance with the Rules at the postal address given for the sending of notices under this Agreement and in a manner provided for in Section 14.07.

The award of the Tribunal shall be final and binding on the Parties (i.e. not subject to appeal).

Section 14.10 Counterparts

This Agreement shall be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Any Party may execute this Agreement by signing one (1) or more of such counterparts. Delivery of an executed counterpart of the signature page to this Agreement by electronic mail in portable format (“.pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 14.11 Expenses

Except as expressly provided herein, each Party shall bear its own fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

Section 14.12 Modification

This Agreement may not be amended, modified or supplemented except by a written instrument signed by both Parties.

Section 14.13 No Strict Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 14.14 Entire Agreement

This Agreement and the other Transaction Documents constitute the entire agreement of the Parties in relation to the subject matter hereof and supersede all prior agreements, understandings and arrangements between them in relation to that subject matter. Nothing in this Section 14.14 shall limit any liability for fraud.

Without limiting the generality of the foregoing, it is agreed that:

(a) no Party has relied on any statement or representation which is not expressly incorporated in this Agreement or another Transaction Document and no Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other Party in relation to the Transaction which is not expressly set out in this Agreement or another Transaction Document;

(b) any terms or conditions implied by Law in any jurisdiction in relation to the Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived;

(c) save as otherwise expressly provided in this Agreement, the only right or remedy of a Party in relation to any breach of any provision of this Agreement shall be as set forth herein and in accordance with the terms of this Agreement; and

(d) save as otherwise expressly provided in this Agreement or any other Transaction Document, no Party shall owe any duty of care or have any liability in tort with respect to performance of any obligation set forth in this Agreement.

Section 14.15 Compliance with Vietnamese Law

(a) The Parties acknowledge that the Company is a public company whose Shares are registered for trading on UPCoM and that, following the Uplisting or any other listing of the Shares on a securities exchange, the Company will be a listed company subject to the rules of the relevant securities exchange, and that the Company is not a party to this Agreement.

(b) Nothing in this Agreement shall require the Major Shareholder or the Investor to take, or to procure that the Company or any of its Affiliates takes, any action that would (i) breach the applicable Law or the Company Charter or mandatory rules applicable to public companies or to companies whose shares are registered for trading on UPCoM or listed on any other securities exchange, including the rules of that exchange, (ii) breach the principle of equal treatment of shareholders of the same class, (iii) require any member of the BOD to act inconsistently with the duties owed by that member to the Company, or (iv) require the disclosure of MNPI otherwise than in accordance with applicable Law.

(c) If any provision of this Agreement cannot lawfully be given effect for any of the reasons set out in Section 14.15(b), the Major Shareholder shall use reasonable best efforts to procure an alternative lawful mechanism producing a substantially equivalent commercial result for the Investor to the fullest extent permitted by applicable Law.

Section 14.16 Further Assurance; Necessary Actions

To the extent it is within its powers, each Party agrees to perform and to procure the performance of, at its own cost unless otherwise agreed, all further acts and things, and execute and deliver or procure the execution and delivery of such further documents, as may be required by applicable Law or as may be necessary or reasonably desirable to implement and give effect to this Agreement.

Section 14.17 Third Parties

This Agreement does not create any rights, claims or benefits to any Person that is not a Party, nor does it create or establish any third party beneficiary hereto.

Reasonableness

Each Party confirms it has had the opportunity to receive independent legal advice relating to all the matters provided for in this Agreement and agrees that the provisions of this Agreement (including all other Transaction Documents) are fair and reasonable.

Section 14.19 Time is of the Essence

Time shall be of the essence of this Agreement as regards any dates, times and periods mentioned in this Agreement and as may be substituted for them by agreement in writing between the Parties.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have caused this agreement to be signed in their respective names as of the date first above written.

MASAN HORIZON COMPANY LIMITED

By:	/s/ Michael Hung Nguyen
Name:	Michael Hung Nguyen
Title:	Authorised Signatory

[Signature Page – Shareholders’ Agreement]

THE ELMET GROUP CO.

By:	/s/ Peter V. Anania
Name:	Peter V. Anania
Title:	Chairman and Chief Executive Officer

[Signature Page – Shareholders’ Agreement]

Schedule 1

FORM OF ADHERENCE AGREEMENT

THIS ADHERENCE AGREEMENT is made on [●] by [●], a company incorporated in [●] with registered number [●] (the “New Shareholder”).

WHEREAS the New Shareholder is acquiring [●] Shares from [the Investor / the Major Shareholder] (the “Transferor”) and is required, as a condition of that Transfer, to adhere to the Shareholders’ Agreement dated [●] between The Elmet Group Co. and Masan Horizon Company Limited in relation to Masan High-Tech Materials Corporation (the “Shareholders’ Agreement”).

THE NEW SHAREHOLDER AGREES as follows:

(a) The New Shareholder confirms that it has been supplied with a copy of the Shareholders’ Agreement.

(b) The New Shareholder undertakes to each of the parties to the Shareholders’ Agreement to be bound by, and to perform, the Shareholders’ Agreement as if it had been an original party to it in place of, and to the extent of, the Transferor, and to assume the obligations of the Transferor under it in respect of the Shares Transferred.

(c) The New Shareholder confirms that it is not a Restricted Entity.

(d) The New Shareholder acknowledges that the Investor Rights are personal to the Investor and are not Transferred to it, except to the extent the Major Shareholder has consented in writing under Section 11.04 of the Shareholders’ Agreement.

(e) This Adherence Agreement is governed by the Laws of Vietnam and Section 14.09 of the Shareholders’ Agreement applies to any dispute arising out of or relating to it.

For and on behalf of

[NEW SHAREHOLDER]

Name:	[●]
Title:	[●]